Exhibit 99.1

Rafael Holdings Reports Third Quarter Fiscal 2022 Financial Results

NEWARK, NJ – June 14, 2022 (GLOBE NEWSWIRE) - Rafael Holdings, Inc. (NYSE: RFL), an early-stage novel cancer and immune metabolism therapeutics company, today reported its financial results for the three and nine months ended April 30, 2022. The Company is focused on accelerating the development of its novel cancer and immune metabolism pipeline while exploring strategic opportunities to further enhance value.

“We are excited by the continuing progress our internal research and development team is making to advance our pipeline and our evolution into a focused drug company,” said Bill Conkling, CEO of Rafael Holdings. “We are fortunate that our research programs are being supported by a strong internal development team along with our highly regarded and engaged group of world class scientific advisors. We believe we are well positioned to advance our early-stage pipeline through meaningful value inflection points and to opportunistically pursue strategic business development opportunities.”

Rafael Holdings, Inc. Third Quarter Fiscal Year 2022 Financial Results

As of April 30, 2022, we had cash, cash equivalents and marketable securities of $59.4 million.

For the three months ended April 30, 2022, we incurred a net loss of $5.5 million, or $0.28 per share, which includes $1.0 million in non-cash stock-based compensation expense. For the same period in the prior year, we incurred a net loss of $2.6 million, or $0.15 per share, which includes $0.3 million in non-cash stock-based compensation expense.

Our revenues for the three months ended April 30, 2022, amounted to $0.9 million, compared to revenues of $1.0 million for the same period in the prior year.

Research and development expenses were $1.4 million for the three months ended April 30, 2022. For the same period in the prior year, R&D expenses were $1.3 million.

Our selling, general and administrative expenses were $3.9 million for the three months ended April 30, 2022. For the same period in the prior year, selling, general and administrative expenses were $3.0 million. The increase was primarily related to an increase of approximately $0.6 million in non-cash stock-based compensation as well as higher personnel costs.

Rafael Holdings, Inc. First Nine Months Fiscal Year 2022 Financial Results

For the nine months ended April 30, 2022, we incurred a net loss of $119.9 million or $6.16 per share, which includes a net, non-cash credit of $2.1 million in stock-based compensation expense and an impairment of cost method investment and losses from loans and receivables from Cornerstone Pharmaceuticals, Inc. (formerly Rafael Pharmaceuticals, Inc.) totaling $114.2 million. For the same period in the prior year, we incurred a net loss of $12.2 million, or $0.75 per share which included $1.0 million in non-cash stock-based compensation expense.

Our revenues for the nine months ended April 30, 2022, amounted to $3.0 million flat when compared to the same period in the prior year.

Research and development expenses were $6.9 million for the nine months ended April 30, 2022. For the same period in the prior year, R&D expenses were $3.3 million. The increase reflects the activities related to the advancement of our early-stage pipeline.

Our selling, general and administrative expenses were $15.9 million for the nine months ended April 30, 2022, which includes $5.9 million in severance costs as well as a net, non-cash credit of $2.5 million of stock-based compensation expense. For the same period in the prior year, selling, general and administrative expenses were $8.4 million. The increase was primarily driven by increased severance costs as well as increased personnel costs and professional fees.

About Rafael Holdings, Inc.

Rafael Holdings is focused on the discovery of novel cancer and immune metabolism therapeutics. The Company owns the Barer Institute, Inc. and has a significant investment in two clinical stage oncology companies, Cornerstone Pharmaceuticals (formerly Rafael Pharmaceuticals) and LipoMedix Pharmaceuticals. For more information, visit www.rafaelholdings.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the potential, safety, efficacy, and regulatory and clinical progress of our product candidates; plans regarding the further evaluation of clinical data; and the potential of our pipeline, including our internal cancer metabolism research programs. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the impact of public health threats, including COVID-19, on our business and operations; clinical trials of product candidates may not be successful; our pharmaceutical companies may not be able to develop any medicines of commercial value; our pharmaceutical companies may not be successful in their efforts to identify or discover potential product candidates; the manufacturing and manufacturing development of our products and product candidates present technological, logistical and regulatory risks, each of which may adversely affect our potential revenue; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process; interim, topline and preliminary data may change as more patient data become available, and are subject to audit and verification procedures that could result in material changes in the final data; our product candidates may cause serious adverse side effects; ongoing regulatory obligations; effects of significant competition; unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives; product liability lawsuits; failure to attract, retain and motivate qualified personnel; the possibility of system failures or security breaches; risks relating to intellectual property and significant costs as a result of operating as a public company. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2021, and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Contact:

Barbara Ryan

Barbara.ryan@rafaelholdings.com

(203) 274-2825

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RAFAEL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	April 30, 2022	July 31, 2021
	(unaudited)	(audited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$28,965	$7,854
Restricted cash	-	5,000
Available-for-sale securities	30,407	-
Interest receivable	258	-
Trade accounts receivable, net of allowance for doubtful accounts of $186 and $193 at April 30, 2022 and July 31, 2021, respectively	631	235
Due from Rafael Pharmaceuticals, net of allowance for losses on related party receivables of $720 and $0 at April 30, 2022 and July 31, 2021, respectively	-	600
Prepaid expenses and other current assets	2,251	1,075
Total current assets	62,512	14,764

Property and equipment, net	42,183	43,238
Equity investment – RP Finance LLC	-	575
Due from RP Finance LLC, net of allowance for losses on related party receivables of $9,375 and $0 at January 31, 2022 and July 31, 2021, respectively	-	7,500
Investments – Rafael Pharmaceuticals	-	79,141
Investments – Other Pharmaceuticals	477	477
Investments – Hedge Funds	4,684	5,268
In-process research and development and patents	1,575	1,575
Other assets	1,351	1,517

TOTAL ASSETS	$112,782	$154,055

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Trade accounts payable	$873	$1,160
Accrued expenses	1,335	1,227
Amount due for purchase of membership interest	-	-
Other current liabilities	611	252
Due to related parties	69	136
Note payable, net of debt issuance costs	14,903	14,528
Total current liabilities	17,791	17,303

Deferred income tax liabilities, net	-	-
Other liabilities	85	48
TOTAL LIABILITIES	$17,876	$17,351

COMMITMENTS AND CONTINGENCIES

EQUITY

Class A common stock, $0.01 par value; 35,000,000 shares authorized, 787,163 shares issued and outstanding as of April 30, 2022 and July 31, 2021, respectively	8	8
Class B common stock, $0.01 par value; 200,000,000 shares authorized, 20,004,234 issued and 19,981,157 outstanding as of April 30, 2022, and 16,947,066 issued and 16,936,864 outstanding as of July 31, 2021	200	169
Additional paid-in capital	254,892	159,136
Accumulated deficit	(160,673)	(40,799)
Accumulated other comprehensive loss related to unrealized loss on available-for-sale securities	(48)
Accumulated other comprehensive income related to foreign currency translation adjustment	3,767	3,772
Total equity attributable to Rafael Holdings, Inc.	98,146	122,286
Noncontrolling interests	(3,240)	14,418
TOTAL EQUITY	$94,906	$136,704

TOTAL LIABILITIES AND EQUITY	$112,782	$154,055

RAFAEL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	(unaudited)		(unaudited)
	For the three months ended		For the nine months ended
	4/30/2022	4/30/2021	4/30/2022	4/30/2021
Revenues	$875	$990	$3,011	$3,002

SG&A Expenses	3,940	3,006	15,936	8,365
R&D Expenses	1,413	1,262	6,901	3,345
Depreciation and amortization	379	201	1,142	1,079
Provision for loss on receivable pursuant to line of credit	-	-	25,000	-
Provision for losses on related party receivables	-	-	10,095	-
Impairment - Altira	-	-	-	7,000
Operating Loss	(4,857)	(3,479)	(56,063)	(16,787)
Impairment of cost method investment - Rafael Pharmaceuticals	-	-	(79,141)	-
Unrealized gain on investments	(341)	738	(584)	4,171
Gain on sale of building	-	-	-	749
Impairment of investments - Other Pharmaceuticals	-	-	-	(724)
Other, net	(348)	(1)	(1,155)	(2)
Loss before Incomes Taxes	(5,546)	(2,742)	(136,943)	(12,593)
Taxes	(2)	(4)	(6)	(13)
Equity in earnings (loss) in equity of RP Finance	-	96	(575)	288

Net loss	(5,548)	(2,650)	(137,524)	(12,318)
Net (loss) income attributable to noncontrolling interests	(19)	(97)	(17,650)	(154)
Net loss attributable to Rafael Holdings, Inc.	$(5,529)	$(2,553)	$(119,874)	$(12,164)

Loss Per Share	$(0.28)	$(0.15)	$(6.16)	$(0.75)

Weighted average shares in calculation	19,759,114	16,668,624	19,472,178	16,216,969

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